CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated May 25, 2012 on the annual financial statements and financial highlights of Nysa Fund (the "Fund"), a series of the Nysa Series Trust which is included in Part A and B in Post-Effective Amendment No. 21 to the Registration Statement under the Securities Act of 1933 and Post-Effective Amendment No. 22  under the Investment Company Act of  1940  and  included  in  the Prospectus and  Statement of  Additional  Information (File  Nos. Securities Act File Number:  333-17381and Investment Company Act File Number, 811-07963), including the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Abington, Pennsylvania

July 25, 2012